(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, each dated July 31, 2022, and each included in this Post-Effective Amendment No. 104 on the Registration Statement (Form N-1A, File No. 333-141111) of Voya Separate Portfolios Trust (the "Registration Statement").

We also consent to the incorporation by reference of our report dated May 27, 2022, with respect to Voya Emerging Markets Corporate Debt Fund, Voya Emerging Markets Hard Currency Debt Fund, Voya Investment Grade Credit Fund, and Voya Securitized Credit Fund (the "Funds") (four of the funds constituting Voya Separate Portfolios Trust) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended March 31, 2022, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts

July 28, 2022